Exhibit 99.1

3700 Glenwood Ave., Ste. 530 Raleigh, NC 27612
TRIANGLE CAPITAL CORPORATION REPORTS FIRST QUARTER 2009 RESULTS
RALEIGH, NC — May 6, 2009, Triangle Capital Corporation (NASDAQ: TCAP) (“Triangle” or the “Company”), a leading specialty finance company that provides customized financing solutions to lower middle market companies located throughout the United States, today announced its financial results for the first quarter of 2009.
Commenting on the quarter, Garland S. Tucker, III, President and CEO, stated, “During the first quarter our investment portfolio continued to perform in line with expectations. On April 27 we were also able to raise approximately $12 million of incremental equity capital in a follow-on offering. This new equity capital provides us access to additional SBA financing which we believe will be attractive for Triangle’s shareholders as we continue to execute our disciplined strategy of growing our investment portfolio.”
First Quarter 2009 Results
Total investment income during the first quarter of 2009 was $6.5 million, compared to total investment income of $3.9 million for the first quarter of 2008, representing an increase of 68.3%. The Company’s increase in investment income is primarily attributable to new portfolio investments made during 2008 and 2009 which resulted in an increase in total loan interest, fee, dividend and paid-in-kind income in the amount of $2.7 million.
Net investment income during the first quarter of 2009 was $3.0 million, compared to net investment income of $1.9 million for the first quarter of 2008, representing an increase of 58.7%. Net investment income per share during the first quarter of 2009 was $0.43 compared to $0.28 during the first quarter of 2008.
The Company’s net decrease in net assets resulting from operations was $0.6 million during the first quarter of 2009, as compared to a net increase in net assets resulting from operations of $0.8 million during the first quarter of 2008. The Company’s net decrease in net assets resulting from operations was $0.08 per share during the first quarter of 2009 as compared to a net increase in net assets resulting from operations of $0.11 per share during the first quarter of 2008.
The Company’s net asset value per share at March 31, 2009, was $12.46, as compared to $13.22 per share at December 31, 2008. As of March 31, 2009, the Company’s weighted average yield on all of its outstanding debt investments was approximately 14.3%.

Liquidity and Capital Resources
At March 31, 2009, the Company had cash and cash equivalents totaling $17.4 million. On April 27, 2009, Triangle received net proceeds from the public offering of 1,200,000 shares of its common stock totaling approximately $11.9 million. In addition, the Company has granted the underwriters an option, exercisable until May 22, 2009, to purchase up to 180,000 additional shares to cover over-allotments.
As of March, 31, 2009, the Company had non-callable, 10-year, fixed rate SBA-guaranteed debentures totaling $115.1 million. Under the provisions of the American Recovery and Reinvestment Act of 2009 (the “2009 Stimulus Act”), the Company has the ability to issue additional SBA-guaranteed debentures of $34.9 million under its existing SBIC license. In addition, the Company has initiated the process to apply for a second SBIC license, which would allow the Company to issue up to an additional $75.0 million in SBA-guaranteed debentures.
“Triangle’s liquidity position has fortunately remained strong and has been even further strengthened by our recent equity offering. With approximately $31 million in cash on hand, we feel well prepared to continue providing our shareholders with a stable, recurring dividend yield,” commented Steven C. Lilly, Chief Financial Officer of Triangle.
Dividend Information
On February 17, 2009, Triangle announced that its board of directors had declared a cash distribution of $0.05 per share as a distribution of capital gains. The distribution was payable as follows:
Record Date: February 27, 2009
Payment Date: March 13, 2009
On March 11, 2009, Triangle announced that its board of directors had declared a cash dividend of $0.40 per share. This was the Company’s ninth consecutive quarterly dividend since its initial public offering in February, 2007, and reflected a 29.0% increase over the same quarter in 2008. The dividend was payable as follows:
Record Date: March 25, 2009
Payment Date: April 8, 2009
Triangle has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not opted out of the DRIP will have their cash dividends automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash dividends.
When the Company declares and pays dividends, it determines the allocation of the distribution between current income, accumulated income and return of capital on the basis of accounting principles generally accepted in the United States (“GAAP”). At each year end, the Company is required for tax purposes to determine the dividend allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes.

Recent Portfolio Activity
During the first quarter of 2009, Triangle made one new investment totaling $5.2 million and five additional investments in existing portfolio companies totaling approximately $4.0 million. The Company also received a full repayment from one portfolio company totaling approximately $2.0 million and normal principal repayments totaling approximately $0.3 million in the first quarter of 2009. New investments and repayments since December 31, 2008, are summarized as follows:
On February 6, 2009, the Company closed a $3.8 million subordinated debt and warrant investment in Inland Pipe Rehabilitation Holding Company (“Inland Pipe”). Triangle’s investment was made in support of an acquisition and represents the Company’s second investment in Inland Pipe. In June, 2008, Triangle invested $8.0 million in subordinated debt and received a warrant to purchase up to 2.5% of Inland Pipe’s membership interests. Inland Pipe provides maintenance, inspection, and repair for piping, sewers, drains, and storm lines by utilizing several of the industry’s leading technologies including pipe bursting, cured-in-place-pipe, and spiral wound piping.
On February 25, 2009, the Company’s investment in APO Newco, LLC (“APO”) of approximately $2.0 million was repaid in full. Triangle’s original investment in APO in April, 2007, was $4.3 million, of which $2.3 million had previously been repaid. Triangle continues to hold warrants in APO with a fair value of approximately $1.6 million as of March 31, 2009. APO is a niche provider of commercial and consumer marketing products based in Bartlett, Tennessee.
On March 12, 2009, the Company invested $5.2 million in Tulsa Inspection Resources, Inc. (“TIR”) consisting of $5.0 million in subordinated debt with warrants and $0.2 million in equity. Triangle served as lead investor in the $17.0 million financing of TIR. TIR is a leading independent provider of pipeline inspection services for the oil and gas industry.
About Triangle Capital Corporation
Triangle Capital Corporation (www.TCAP.com) is a specialty finance company organized to provide customized financing solutions to lower middle market companies located throughout the United States. Triangle’s investment objective is to seek attractive returns by generating current income from debt investments and capital appreciation from equity related investments. Triangle’s investment philosophy is to partner with business owners, management teams and financial sponsors to provide flexible financing solutions to fund growth, changes of control, or other corporate events. Triangle typically invests $5.0 — $15.0 million per transaction in companies with annual revenues between $20.0 and $75.0 million and EBITDA between $2.0 and $20.0 million.
Triangle has elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). Triangle is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. Triangle has elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Triangle could have a material adverse effect on Triangle and its shareholders.
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the

Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.
Contacts
Sheri B. Colquitt
Vice President, Investor Relations
919-719-4784
scolquitt@tcap.com
Steven C. Lilly
Chief Financial Officer
919-719-4789
slilly@tcap.com
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TRIANGLE CAPITAL CORPORATION
Consolidated Balance Sheets

	March 31,	December 31,
	2009	2008
	(Unaudited)
Assets
Investments at fair value:
Non—Control / Non—Affiliate investments (cost of $145,837,889 and $138,413,589 at March 31, 2009 and December 31, 2008, respectively)	$140,399,949	$135,712,877
Affiliate investments (cost of $30,683,269 and $30,484,491 at March 31, 2009 and December 31, 2008, respectively)	33,744,178	33,894,556
Control investments (cost of $11,340,584 and $11,253,458 at March 31, 2009 and December 31, 2008, respectively)	12,066,784	12,497,858

Total investments at fair value	186,210,911	182,105,291
Cash and cash equivalents	17,432,238	27,193,287
Interest and fees receivable	468,625	679,828
Prepaid expenses and other current assets	295,045	95,325
Deferred financing fees	3,454,749	3,545,410
Property and equipment, net	42,449	48,020

Total assets	$207,904,017	$213,667,161

Liabilities
Accounts payable and accrued liabilities	$809,372	$1,608,909
Interest payable	512,333	1,881,761
Dividends payable	2,819,065	2,766,945
Taxes payable	—	30,436
Deferred income taxes	844,507	843,947
SBA guaranteed debentures payable	115,110,000	115,110,000

Total liabilities	120,095,277	122,241,998

Net Assets
Common stock, $0.001 par value per share (150,000,000 shares authorized, 7,047,663 and 6,917,363 shares issued and outstanding as of March 31, 2009 and December 31, 2008, respectively)	7,047	6,917
Additional paid-in capital	87,972,856	87,836,786
Investment income in excess of distributions	2,320,044	2,115,157
Accumulated realized gains on investments	4,129	356,495
Net unrealized appreciation (depreciation) of investments	(2,495,336)	1,109,808

Total net assets	87,808,740	91,425,163

Total liabilities and net assets	$207,904,017	$213,667,161

Net asset value per share	$12.46	$13.22

TRIANGLE CAPITAL CORPORATION
Unaudited Consolidated Statements of Operations

	Three Months	Three Months
	Ended	Ended
	March 31, 2009	March 31, 2008

Investment income:
Loan interest, fee and dividend income:
Non—Control / Non—Affiliate investments	$4,191,620	$1,921,769
Affiliate investments	931,836	748,766
Control investments	237,957	487,434

Total loan interest, fee and dividend income	5,361,413	3,157,969

Paid—in—kind interest income:
Non—Control / Non—Affiliate investments	819,942	296,636
Affiliate investments	174,261	142,552
Control investments	81,123	129,395

Total paid—in—kind interest income	1,075,326	568,583

Interest income from cash and cash equivalent investments	67,761	137,432

Total investment income	6,504,500	3,863,984

Expenses:
Interest expense	1,656,991	561,815
Amortization of deferred financing fees	90,661	40,141
General and administrative expenses	1,719,266	1,348,333

Total expenses	3,466,918	1,950,289

Net investment income	3,037,582	1,913,695

Net unrealized depreciation of investments	(3,605,144)	(1,021,883)

Total net loss on investments before income taxes	(3,605,144)	(1,021,883)

Income tax expense	15,795	126,421

Net increase (decrease) in net assets resulting from operations	$(583,357)	$765,391

Net investment income per share — basic and diluted	$0.43	$0.28

Net increase (decrease) in net assets resulting from operations per share — basic and diluted	$(0.08)	$0.11

Dividends declared per common share	$0.40	$—

Distributions of capital gains declared per common share	$0.05	$—

Weighted average number of shares outstanding — basic and diluted	6,997,411	6,803,863

TRIANGLE CAPITAL CORPORATION
Unaudited Consolidated Statements of Cash Flows

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2009	2008

Cash flows from operating activities:
Net increase (decrease) in net assets resulting from operations	$(583,357)	$765,391
Adjustments to reconcile net increase in net assets resulting from operations to net cash provided by (used in) operating activities:
Purchases of portfolio investments	(9,193,735)	(14,123,791)
Repayments received/sales of portfolio investments	2,246,284	475,404
Loan origination and other fees received	175,000	403,889
Net unrealized depreciation of investments	3,604,584	1,196,243
Deferred income taxes	560	(174,360)
Paid—in—kind interest accrued, net of payments received	(648,221)	(541,434)
Amortization of deferred financing fees	90,661	40,141
Recognition of loan origination and other fees	(184,906)	(200,670)
Accretion of loan discounts	(104,626)	(24,420)
Depreciation expense	5,571	3,265
Stock-based compensation	136,200	—
Changes in operating assets and liabilities:
Interest and fees receivable	211,203	(98,925)
Prepaid expenses	(199,720)	(130,485)
Accounts payable and accrued liabilities	(799,537)	(500,589)
Interest payable	(1,369,428)	(512,736)
Taxes payable	(30,436)	42,982

Net cash used in operating activities	(6,643,903)	(13,380,095)

Cash flows from investing activities:
Purchases of property and equipment	—	(2,015)

Net cash used in investing activities	—	(2,015)

Cash flows from financing activities:
Borrowings under SBA guaranteed debentures payable	—	10,040,000
Financing fees paid	—	(793,470)
Cash dividends paid	(2,764,780)	(2,041,159)
Cash distributions paid	(352,366)	—

Net cash provided by (used in) financing activities	(3,117,146)	7,205,371

Net decrease in cash and cash equivalents	(9,761,049)	(6,176,739)
Cash and cash equivalents, beginning of period	27,193,287	21,787,750

Cash and cash equivalents, end of period	$17,432,238	$15,611,011

Supplemental disclosure of cash flow information:
Cash paid for interest	$3,026,419	$1,074,552